Exhibit 10.81

Baker Hughes Company ROIC Performance Share Unit Award Agreement For [●] (“Participant”)
1.Capitalized Terms. Each capitalized term used but not defined in this Award Agreement (including Appendix A) shall have the meaning ascribed to such term in the Baker Hughes Company 2017 Long-Term Incentive Plan (the “Plan”).
2.    Grant. The Committee of Baker Hughes Company (the “Company”) has granted Performance Share Units (“PSUs”) to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). Each PSU entitles the Participant to receive from the Company one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with the terms of this Award Agreement, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. The target number of PSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services (the “Target PSUs”) is the number of PSUs that the Participant may earn if the Performance Condition is satisfied at the target level. The actual number of PSUs that the Participant may earn may be less than or more than the Target PSUs, depending upon actual performance, as specified in paragraph 4. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.
3.    Dividend Equivalents. Until such time as the restrictions lapse or the PSUs are cancelled, whichever occurs first, the Company may establish an amount to be paid to the Participant equal to the number of PSUs subject to restriction times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company will accumulate Dividend Equivalents and will pay the Participant a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that the restrictions lapse (without interest) upon such lapse date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs. The determination regarding the form and type of dividend equivalents will be made by the Committee at the time of grant.
4.    Lapse of Restrictions Generally. Except as specified in paragraph 6(a), restrictions on the PSUs will lapse to the extent that both the Service Condition and the Performance Condition are satisfied, based on the Committee Certification. Subject to paragraphs 5 and 6, the “Service Condition” will be satisfied with respect to the PSUs only if the Participant has been continuously employed by the Company or one of its Subsidiaries through the End Date, and the “Performance Condition” will be satisfied with respect to between 0% and 150% of the Target PSUs based on the sum of the attainment of Relative Absolute Change ROIC and Relative Cumulative Average ROIC in accordance with Appendix A. After the end of the Performance Period and prior to the issuance or delivery of any Shares pursuant to paragraph 7, the Committee shall certify the extent, if any, to which the Performance Condition was achieved.

5.    Termination of Employment. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the End Date, the PSUs shall be immediately cancelled, except as follows:
a.    Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the End Date as a result of the Participant’s death, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 6(a), the PSUs shall remain subject to the Performance Condition.
b.    Involuntary Termination Without Cause Following a Change in Control. If the Participant incurs a Separation From Service due to an Involuntary Termination without Cause during the 12-month period following a Change in Control, the Service Condition shall be deemed to be fully satisfied for all PSUs awarded hereby on the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee. For purposes of this Award Agreement, “Involuntary Termination” means the Separation From Service of the Participant (i) because the Participant’s position is eliminated, (ii) because the Participant and the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, agree to the Participant's resignation of his or her position at the request of the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, or (iii) because the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, terminates the employment of the Participant without Cause. For purposes of this Award Agreement, an “Involuntary Termination” does not include (i) a termination of employment for Cause, (ii) the Participant’s death or Disability or retirement or (v) a voluntary termination of employment by the Participant. For purposes of this Award Agreement, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A. For purposes of this Award Agreement, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, in each case if the transaction or event also constitutes a “change in ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A.
c.    Employment Termination, Eligibility for Retirement or Occurrence of Total Disability More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date and prior to the End Date, the Participant incurs a Separation From Service due to an Involuntary Termination, or the Participant meets the age and service requirements specified in (c)(i) below or incurs a Total Disability, then the restrictions on the PSUs shall remain eligible to lapse based on attainment of the Performance Condition or shall be cancelled as provided below:

(i)    Eligibility for Retirement or Occurrence of Total Disability. If (A) the Participant attains at least age 60 while still employed by the Company or a Subsidiary and completes 5 or more years of continuous service with the Company and any of its Subsidiaries, or (B) or (B) the Participant incurs a Total Disability, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 6(a), the PSUs shall remain subject to the Performance Condition. For purposes of this Award Agreement, “Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 month, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries. the Participant’s employment with the Company or any of its Subsidiaries terminates as a result of a total disability.
(ii)     Involuntary Termination Without Cause. If the Participant incurs a Separation From Service due to an Involuntary Termination without Cause, then as of the date of such Separation From Service, the Service Condition shall be deemed satisfied with respect to the applicable Pro-Rata Portion, and, subject to paragraph 6(a), such Pro-Rata Portion of the PSUs shall remain subject to the Performance Condition. “Pro-Rata Portion” means the total number of PSUs covered by this Award, multiplied by a fraction, the numerator of which is the total number of complete calendar months which have elapsed between the Start Date and the date on which the Participant’s employment with the Company or any of its Subsidiaries terminates, and the denominator of which is 36.
(iii)    Termination Due to Other Reasons. If the Participant incurs a Separation From Service for any other reason, then the PSUs shall be immediately cancelled.
d.    Transfers. For the avoidance of doubt, transfer of employment from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall not constitute a termination of employment for purposes of this Award.
6.    Transactions Involving the Company or Peers.
a.    Change in Control of the Company. In the event of a Change in Control, the Performance Condition shall be deemed satisfied at the target level of performance with respect to the Target PSUs that have not theretofore been forfeited, and, except as specified above in this Award Agreement, the Target PSUs shall remain subject to the Service Condition. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, in each case if the transaction or event also constitutes a “change in ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A. For purposes of this Award Agreement, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder.

a.    Transactions Involving Peers. Notwithstanding anything in this Award Agreement (including Appendix A) to the contrary, for purposes of the Performance Condition in Appendix A, in the event that, prior to the End Date, there occurs:
(i)    a merger, acquisition or business combination transaction of a Peer with or by another Peer, only the surviving entity shall remain a Peer;
(ii)    a merger of a Peer with an entity that is not a Peer, or the acquisition or business combination transaction by or with a Peer, or with an entity that is not a Peer, in each case where such Peer is the surviving entity and remains publicly traded, such Peer shall remain a Peer;
(iii)    a merger or acquisition or business combination transaction of a Peer by or with an entity that is not a Peer or a “going private” transaction involving a Peer where such Peer is not the surviving entity or is otherwise no longer publicly traded, such Peer shall no longer be a Peer;
(iv)    a stock distribution from a Peer consisting of the shares of a new publicly traded company (a “spin-off”), such Peer shall remain a Peer, such distribution shall be treated as a dividend from such Peer based on the closing price of the shares of the spun-off company on its first day of trading and the Annual ROIC of the spun-off company shall not thereafter be tracked for purposes of calculating Annual ROIC; or
(v)    a bankruptcy or liquidation of a Peer, the Absolute Change ROIC of such Peer shall be ranked last for purposes of determining the Relative Absolute Change ROIC and the Cumulative Average ROIC shall be ranked last for purposes of determining the Relative Cumulative Average ROIC.
7.    Delivery and Withholding Tax. Upon such date as both the Service Condition and the Performance Condition restrictions lapse pursuant to this Award Agreement, the Company shall deliver to the Participant such Shares with respect to the portion, if any, of the PSUs for which the restrictions lapse in accordance with this Award Agreement. No later than the date as of which an amount with respect to the PSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.
8.    Amendment/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the PSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; provided further that no such consent shall be required with respect to any amendment, alteration or termination of the PSUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 9. Notwithstanding the foregoing, no amendment of the PSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A. Also, the PSUs shall be null and void to the extent the grant of PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

9.    Recoupment. Notwithstanding any other provision of this Award to the contrary, the PSUs, any Shares issued in settlement of the PSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.
10.    Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.
11.    Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Appendix A
Performance Condition
Section 1.    Definitions. As used in this Appendix A, the following terms shall have the meanings set forth below:
(a)“Absolute Change ROIC” means the Annual ROIC of the Company or a Peer for the last calendar year of the Performance Period, minus the Annual ROIC of the Company or such Peer for the calendar year that immediately precedes the first year of the Performance Period; provided that, if a Peer’s fiscal year is not the calendar year, “Absolute Change ROIC” means the Annual ROIC of such Peer for the fiscal year of such Peer that ends during the Performance Period, minus the Annual ROIC of such Peer for the fiscal year of such Peer that ends in the calendar year that immediately precedes the first year of the Performance Period.
(b)“Annual ROIC” of the Company or a Peer for a calendar year or fiscal year, as applicable, means the quotient obtained by dividing the adjusted net income of the Company or such Peer for such year by the Invested Capital of the Company or such Peer for such year.
(c)“Cumulative Average ROIC” means the sum of the Annual ROIC of the Company or a Peer for each calendar year or fiscal year, as applicable, in the Performance Period, divided by 3.
(d)“End Date” means December 31, [●].
(e)“Invested Capital” means the sum of (i) accounts receivable, (ii) inventory, (iii) property, plant and equipment, (iv) accounts payable, (v) goodwill, (vi) intangibles and (vii) progress collections, each as recorded on the balance sheet of the Company or a Peer, as applicable.
(f)“Peer” means [●].
(g)“Performance Period” means the period beginning on the Start Date and ending on the End Date.
(h)“Relative Absolute Change ROIC” means the percentile ranking of the Absolute Change ROIC of the Company in relation to the Absolute Change ROIC of each of the Peers, as calculated by the Committee in good faith applying a reasonable statistical method.
(i) “Relative Cumulative Average ROIC” means the percentile ranking of the Cumulative Average ROIC of the Company in relation to the Cumulative Average ROIC of each of the Peers, as calculated by the Committee in good faith applying a reasonable statistical method.
(j)“Start Date” means January 1, [●].
(k)Performance Condition Attainment.

(a)Relative Absolute Change ROIC and Relative Cumulative Average ROIC will each be measured independently against the Peers. The average of those results will determine the final Performance Condition attainment. The following table sets forth the percentage of the PSUs for which the Performance Condition will be deemed satisfied based on the attainment of Relative Absolute Change ROIC and Relative Cumulative Average ROIC indicated in the corresponding row of the table:

Relative Absolute Change ROIC / Relative Cumulative Average ROIC (Percentile v. Peers)	Performance Condition Attainment for Relative Absolute Change ROIC / Relative Cumulative Average ROIC	Total Performance Condition Attainment (Average of Relative Absolute Change ROIC Attainment and Relative Cumulative Average ROIC Attainment)
≥ 75	150%	150%
50	100%	100%
25	50%	50%
0 – 24.9	0%	0%

(b)If Relative Absolute Change ROIC or Relative Cumulative Average ROIC exceeds the 25th percentile and is less than the 50th percentile, or if Relative Absolute Change ROIC or Relative Cumulative Average ROIC exceeds the 50th percentile and is less than the 75th percentile, the percentage of the PSUs for which the Performance Condition will be deemed satisfied will be subject to straight-line interpolation between the applicable corresponding percentages set forth in the table. For purposes of illustration only, if Relative Absolute Change ROIC is attained at the 35th percentile, resulting in 70% performance attainment, and Relative Cumulative Average ROIC is attained at the 20th percentile, resulting in 0% performance attainment, the percentage of the PSUs for which the Performance Condition will be deemed satisfied will equal 35% (i.e., the average of 70% and 0%).